EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Prima Energy Corporation, a Delaware corporation, has one direct wholly owned subsidiary, Prima Oil & Gas Company, a Colorado corporation.

Prima Oil & Gas Company has five significant wholly owned subsidiaries. These are as follows:

     1. Action Oil Field Services, Inc., a Colorado corporation.

     2. Action Energy Services, a Wyoming corporation.

     3. Arete Gathering Company, LLC, a Wyoming limited liability corporation.

     4. Platte Valley Management Company, a Colorado corporation.

     5. Prima Natural Gas Marketing, Inc., a Colorado corporation.